Exhibit 10.1

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
(Non-Executive Board Members)

           This Stock Option Agreement (the “Option Agreement”) is between Logitech International S.A., a Swiss company, (the “Company”), and the Optionee named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Option Agreement are not defined, they shall have the meaning given to them in the Plan.  Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms of the Plan shall prevail.

           In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1.           Grant of Option. The Company hereby grants to the Optionee named below an option (the “Option”) to purchase up to the number of Shares and at an exercise price per Share specified below, subject to the terms and conditions of this Option Agreement and of the Plan, which is incorporated in this Option Agreement by reference:

Optionee’s Name:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:

Total Number of Options over Shares granted:

Total Exercise Price:

Expiration Date:

2. Vesting Schedule.  This Option shall vest and become exercisable according to the following schedule (the “Vesting Schedule”).

(a) 33 1/3% of the Shares subject to the Option shall vest on the earlier of (i) the day that is twelve months after the Vesting Commencement Date, and (ii) the day immediately before the date of the first annual general meeting of the Company after the Vesting Commencement Date,

(b)  33 1/3% of the Shares subject to the Option shall vest on the earlier of (i) the day that is twenty four months after the Vesting Commencement Date, and (ii) the day immediately before the date of the second annual general meeting of the Company after the Vesting Commencement Date, and

(c)  the final 33 1/3% of the Shares subject to the Option shall vest on the earlier of (i) the day that is thirty-six months after the Vesting Commencement Date and (y) the day immediately before the date of the third annual general meeting of the Company after the Vesting Commencement Date.

In no event shall the Option vest and become exercisable for any additional Shares subject to the Option after Optionee’s termination of Service.

3. Option Term.  This Option has a maximum term of ten (10) years measured from the Grant Date and accordingly expires at the close of business on the Expiration Date, unless sooner terminated in accordance with Section 6.

4. Dates of Exercise.  This Option shall vest and become exercisable for the number of Shares subject to this Option in one or more installments as specified in Section 2. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option under Section 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the SIX Swiss Exchange (if the Exercise Price per Share of this Option is in Swiss Francs) or the Nasdaq Stock Market (if the Exercise Price per Share of this Option is in dollars) on the last trading day on or before the Expiration Date or earlier date of termination of the Option under Section 6.  Any later attempt to exercise this Option will not be honored.

5. Leave of Absence. Unless otherwise determined by the Administrator, the following provisions shall apply in the case of an authorized leave of absence by Optionee:

(a) Subject to Applicable Law and the terms of a written employment agreement, if any, between the Optionee and the Company or a Subsidiary, no additional Shares subject to this Option shall vest and become exercisable after the 120th day of the leave of absence.  If Applicable Law or the terms of a written employment agreement, if any, between the Optionee and the Company or a Subsidiary provide for a later date upon which vesting may cease, then no additional Shares subject to this Option shall vest and become exercisable upon the earliest date possible under Applicable Law or the employment agreement.

(b) If vesting has ceased under Section 5(a) and Optionee subsequently returns to active Service, vesting of additional Shares subject to this Option shall resume upon Optionee’s return to active Service.

(c) In no event shall this Option vest and become exercisable for any additional Shares subject to this Option, and in no event shall this Option remain outstanding, if Optionee does not resume active Service prior to the Expiration Date.

6. Termination of Service.  This Option shall terminate prior to the Expiration Date should any of the following provisions become applicable:

(a)           If Optionee’s Service terminates for any reason (other than death or Disability) while this Option is outstanding, then Optionee shall have a period of one hundred eighty (180) days (starting with the date of termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(b)           If Optionee’s Service terminates by reason of the Optionee’s death while this Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the expiration of the one (1) year period measured from the date of Optionee’s death or (B) the Expiration Date.

(c)           If Optionee’s Service terminates by reason of Disability while this Option is outstanding, then Optionee shall have a period of one (1) year (starting with the date of such termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(d)           Optionee’s date of termination of Service shall mean the date upon which Optionee’s Service terminates or the Optionee ceases active performance of services for the Company or any Subsidiary, regardless of any notice period or period in lieu of notice of termination of employment, whether expressed or implied, and subject to Section 5.  The Administrator shall have the exclusive discretion to determine when the Optionee’s Service terminates or when the Optionee has ceased active performance of services for purposes of this Option Agreement.

(e)           During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Shares for which the Option is exercisable at the time of Optionee’s termination of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s termination of Service for any reason, terminate and cease to be outstanding with respect to any Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

(f)           If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that Optionee has committed an act of misconduct as described in this Section 6(f), the Administrator may suspend the Optionee’s right to exercise this Option, pending a determination of whether an act of misconduct has been committed.  If the Administrator determines that a Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, then this Option shall terminate immediately and cease to be outstanding.  Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. If Optionee holds the title of Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

7. Exercise of Option.

(a)           Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule and the applicable provisions of the Plan and this Option Agreement.

(b)           Method of Exercise.  In order to exercise this Option with respect to all or any part of the Shares subject to this Option for which this Option is at the time exercisable, Optionee (or any other person or persons having the right to and exercising this Option) must take the following actions:

           (i)             Deliver to the local stock administrator an exercise notice, which may be by electronic methods if specified by the Company, stating the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, using the form prescribed by Company, as amended from time to time.  However, if Company has designated a brokerage firm to assist with Option exercises, Optionee may provide exercise instructions to the Company-designated brokerage firm.  The Company in its discretion may designate such a broker-assisted exercise as the sole means by which to exercise this Option.

           (ii)           Pay the aggregate Exercise Price for the purchased Shares by any of the following, or a combination thereof, at the election of the Optionee:  (a) cash or cash equivalents, (b) check, (c) with the Administrator’s consent, delivery of the Optionee’s promissory note in the amount of the aggregate Exercise Price of the purchased Shares or (d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

           (iii)           Make appropriate arrangements with the Company (or the Subsidiary employing or retaining Optionee) for (a) the satisfaction of all tax withholding requirements applicable to the Option exercise, or (b), subject to Applicable Laws, the payment of an amount to the Company or the Subsidiary equal to the amount of the tax obligations of the Company or of the Subsidiary in connection with the grant, vesting, exercise, purchase or sale of an Award to or by the Optionee under the Plan or in connection with the sale of Shares resulting from the exercise of the Option.

(c)           No Fractional Shares.  In no event may this Option be exercised for any fractional Shares.

               (d)           Share Delivery, Deemed Transfer Date.   As soon as practicable after the exercise date, the Company shall issue or deliver to or on behalf of Optionee (or any other person or persons having the right to and exercising this Option) the purchased Shares.  For income tax purposes the purchased Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such purchased Shares.

8. Compliance with Applicable Laws; No Company Liability.  No Shares shall be issued or delivered pursuant to the exercise of this Option unless such issuance or delivery and exercise complies with Applicable Laws.  The Company shall not be liable to Optionee or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by Optionee or other person due to the receipt or exercise of this Option.

9. Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, or, if Company permits, by a written beneficiary designation.  This Option may be exercised during the lifetime of Optionee only by the Optionee.  The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Optionee.

10. Taxes.

(a) The tax consequences to the Optionee as a result of the grant, vesting or exercise of this Option will depend upon the laws of the country in which the Optionee is subject to tax.  THE OPTIONEE SHOULD CONSULT A TAX ADVISER CONCERNING THE GRANT, VESTING AND EXERCISE OF THIS OPTION, AS WELL AS DISPOSITION OF THE SHARES.

(b) In certain countries, there are payroll withholding requirements on the grant, vesting, exercise, purchase or sale of an Award under the Plan.  If this is required, the Company will withhold for appropriate social and other taxes.  In certain countries, there are also reporting requirements for employees on the grant, vesting, exercise, purchase or sale of an Award under the Plan.  It is the Optionee’s responsibility to make the proper reports.  The Company is not responsible for making reports on the Optionee’s behalf and will not be liable for any loss the Optionee may incur because such reports have not been made.

(c) If the Optionee is located in the United States, or otherwise subject to U.S. income taxes, this Option is a Nonstatutory Stock Option.

(d) In certain countries, there may be tax obligations on the Company or (or the Subsdiary employing or retaining Optionee) in connection with the grant, vesting, exercise, purchase, or sale of an Award to or by the Optionee under the Plan or in connection with the sale of Shares resulting from the exercise of the Option.  If there are such tax obligations, the Optionee agrees to make arrangements satisfactory to the Company or the Subsidiary for the payment of an amount equal to the amount of such tax obligations which, at the sole discretion of the Company, may include (i) having the Company withhold Shares from the settlement of the Option, (ii) the sale of Shares resulting from the exercise of the Option, (iii) reimbursement through payroll deductions or (iv) any other arrangement approved by the Company, in any case, equal in value to the amount necessary to satisfy any such tax obligations. The Company shall not be required to issue or deliver Shares pursuant to this Agreement unless and until such arrangements are made.

11. Adjustments Upon Changes in Capitalization.   In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Shares or other securities which are subject to this Option, and/or the exercise price of this Option, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Option.

12. Entire Agreement; Governing Law. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter of this Option Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter of this Option Agreement, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.  This Option Agreement is governed by the internal substantive laws, but not the choice-of-law rules, of Switzerland (the Company’s jurisdiction of organization).

13. NO GUARANTEE OF CONTINUED SERVICE.  THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER).  THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

14. No Entitlement or Claims for Compensation.

(a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of calculating any severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments or for any other purpose.

(b)  Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) Optionee agrees that the Company may require Options granted hereunder be exercised with, and the purchased Shares held by, a broker designated by the Company. In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

15. Data Privacy.

(a) Optionee hereby consents to the collection, processing, use and transfer, in electronic or other form, of Optionee’s personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality and job title, details of all options, shares or other entitlement to securities awarded, canceled, exercised, vested, unvested or outstanding under the Plan or predecessor plans), by and among the Company and one or more its Subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in calculating the cost of the Plan.

(b) Optionee further consents to the transfer of the Data to UBS AG and/or its affiliates (“UBS”), or to any other third parties assisting in the implementation, administration and management of the Plan, or in calculating the costs of the Plan, including any other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited.  Optionee further consents to the processing, possession, use and transfer of the Data by UBS and such other third parties for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in calculating the cost of the Plan.

(c) Optionee understands and agrees that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Optionee’s country, and Optionee consents to the transfer of the Data to such countries.  Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to UBS or any such third parties, is necessary for Optionee’s participation in the Plan.

(d) Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data  or withdraw the consents herein, in any case without cost, by contacting the Optionee’s local human resources representative in writing.  Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

16. Repatriation of Profits.  In certain countries, persons employed in those countries are responsible for bringing back into the country the proceeds of any investments abroad that have been received as a result of the exercise of an award under the Plan.  If any foreign exchange control approval, consent or permission is required for the exercise of a purchase right or option under the Plan, the Optionee is responsible for obtaining all such approvals, consents and permissions.  The Company is not responsible for this activity and will not be liable for any loss that the Optionee incurs because such approvals have not been obtained.

17. Further Instruments.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Option Agreement.

           By the Optionee’s signature below, the Optionee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement.  The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.

OPTIONEE:	THE COMPANY:

Signature	By
CEO
Print Name	Title

By
CFO
Title